Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated January 26, 2022.

We also consent to the incorporation by reference of our report dated November 29, 2021, with respect to the financial statements and financial highlights of Ecofin Tax-Advantaged Social Impact Fund, Inc. included in its Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2021, into this Post-Effective Amendment No. 5 to the Registration Statement (Form N-2, File No. 333-222070), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

January 26, 2022